EXHIBIT 99.1

            Veridium Closes Financing with Laurus Funds

             Financing Marks Conclusion of Recapitalization Process

Paterson, New Jersey, April 7, 2004 - Veridium Corporation (OTCBB: VRDM), a premier environmental services provider that uses its patented and proprietary green technologies to recycle and mine commodities from industrial hazardous wastes, announced its closing today of a $2.5 million financing arrangement with Laurus Master Fund, Ltd. ("Laurus Funds"), a New York City based institutional equity fund that specializes in making direct investments in growth-stage public companies.

Veridium was formed in September 2003 upon the completion of a series of acquisitions and the consolidation of the former Environmental Services Division of R.M. Jones & Co., Inc. ("ESD"), Enviro-Safe, Corp. ("ESC"), KBF Pollution Management, Inc. ("KPMI"), American Metals Recovery, Corp. ("AMRC"), New World Recycling, Inc. ("NWR"), and Metal Recovery Transportation, Corp., ("MRTC") with Veridium Environmental Corporation ("VEC") and into Veridium in a reverse merger transaction with Veridium's predecessor, KPMI. Veridium and VEC completed a series of financings during 2003 to provide the funding needed to initiate the recapitalization process. In excess of $13.5 million of total financings were used in 2003 for these purposes including more than $9.0 million and $4.5 million in various forms of debt and equity, respectively.

The new financing consisted of $2.5 million revolving, receivables-based convertible notes bearing interest at prime plus 5% subject to a floor of 9%, and detachable warrants to purchase up to 1,100,000 shares of common stock at a premium to market. The financing brings a conclusion to Veridium's recapitalization process.

Veridium drew down $1.75 million of the proceeds of the Laurus facility to repay $1.35 million in debt and to contribute to working capital. An additional $0.5 million in debt was converted into restricted common stock and another $1.5 million in debt was converted into a form of restricted convertible preferred debentures. Total liabilities and interest expenses were reduced by more than 48% and 32%, respectively, as a net result of the Laurus financing and Veridium's other recent financings.

"We are very pleased with the confidence that Laurus Funds has shown in Veridium," said Kevin Kreisler, chairman and chief executive officer of Veridium. "We have taken a great stride today with the completion of our recapitalization process and we are now positioned for significant growth. We are thankful to have had the patience of support of our customers, vendors, employees, shareholders and other stakeholders during this time and we look forward repaying each with the growth of a strong and enduring company. Our ambition is to build the nation's largest integrated hazardous waste recycling company organically, acquisitively and through the continued development and commercialization of environmentally-friendly and cost-effective green technologies. Laurus Funds presents us with precisely the sort of flexibility and cost-effective institutional support that we can use to achieve this, and we believe that they will continue to play a key role in our growth."

Additional Information

More information in relation to the Laurus financing can be found in Veridium's Form 8K filed today with the Securities and Exchange Commission. Please refer to Veridium's Annual Report for the year ended 2003 on Form 10KSB, which will be filed on or before April 14, 2004, for a more complete description of Veridium's refinancing and restructuring process. These filings will also be made available on Veridium's website at www.veridium.com as soon as reasonably practicable after filing with the Securities and Exchange Commission.

Conference Call

Veridium also today announced the rescheduling of its conference call to discuss its Year End 2003 results of operations to 10:00 a.m. EST on Thursday, April 15, 2004. The call will be hosted by Kevin Kreisler, Veridium's Chairman and Chief Executive Officer, and Jim Green, Veridium's President and Chief Operational Officer. Interested parties can participate on the call at 1-877-407-8031. The call will be available as a webcast on www.vcall.com, where a replay of the call will be available through July 15, 2004. The replay will also be available telephonically until April 16, 2004, at 877-660-6853. Please use the following passcodes to access the replay: account number 1628 and conference identification number 100307.
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About Veridium Corporation

Founded on the premise that environmentally superior results can be cost-effective, Veridium is setting a new standard for environmental service with its focus on the use of state-of-the-art green technologies to recycle, reuse and mine commodities from industrial hazardous wastes. Veridium's patented and proprietary technologies allow it to offer a uniquely broad array of competitively priced industrial hazardous waste recycling services. Veridium's mission is to minimize and eliminate the need for disposal and reduce the burden on natural resources by recycling, reusing and mining all reusable resources from industrial hazardous wastes in a safe, compliant and profitable manner. Additional information on Veridium and its business model is available online at www.veridium.com.

Safe Harbor Statement

The foregoing discussion contains forward-looking statements that are based on current expectations. Actual results, including the timing and amount of anticipated revenues, any implications with respect to shareholder wealth, or Veridium's ability to scale its operations, may differ due to such factors as: regulatory delays; dealings with governmental and foreign entities; economic and other conditions affecting the financial ability of actual and prospective clients; and, other risks generally affecting the financing of projects. Additional risks associated with Veridium's business can be found in Veridium's Annual Report on Form 10-KSB for the year ended December 31, 2003, and other periodic filings with the SEC. Veridium trades on the over-the-counter bulletin board maintained by the NASD under the symbol VRDM.